SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 7, 2004

PRIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)		77057 (Zip Code)

Registrant’s telephone number, including area code: (713) 789-1400

Item 5. Other Events.
SIGNATURE

Item 5. Other Events.

Notes Offering

     On July 7, 2004, we completed a private offering of $500 million aggregate principal amount of our 7 3/8% Senior Notes due 2014. Net proceeds to us (after discounts but before other expenses) were $491.1 million. We are using the net proceeds from the offering to retire $175 million aggregate principal amount of our 9 3/8% Senior Notes due 2007 and $200 million aggregate principal amount of our 10% Senior Notes due 2009, together with the applicable prepayment premium and accrued and unpaid interest, and to retire other indebtedness.

     In connection with the retirement of our 2007 notes and 2009 notes, we commenced an offer to purchase the notes at 37.5 basis points over the respective redemption prices described below, which tender offer expired on July 9, 2004. We purchased a total of $110.6 million aggregate principal amount of the 2007 notes and $127.6 million aggregate principal amount of 2009 notes pursuant to the tender offer. The remaining notes are to be redeemed on August 6, 2004 at redemption prices of 101.563% of the principal amount of the 2007 notes and 105.000% of the principal amount of the 2009 notes, in each case plus accrued and unpaid interest to the redemption date.

     The new notes contain provisions that limit our ability and the ability of our subsidiaries to enter into transactions with affiliates; pay dividends or make other restricted payments; incur more debt or issue preferred stock; incur dividend or other payment restrictions affecting our subsidiaries; sell assets; engage in sale and leaseback transactions; create liens and consolidate, merge or transfer all or substantially all of our assets. Many of these restrictions will terminate if the notes are rated investment grade by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc and, in either case, the notes have a specified rating by the other rating agency. We are required to offer to repurchase the notes in connection with specified change in control events that result in a ratings decline.

New Credit Facilities

     In addition, on July 7, 2004, one of our subsidiaries, Pride Offshore, Inc., entered into new senior secured credit facilities with a group of banks and institutional lenders for aggregate availability of up to $800 million, consisting of a revolving credit facility with availability of up to $500 million and a $300 million term loan. Borrowings under the revolving credit facility are available for general corporate purposes. We may obtain up to $100 million of letters of credit under the revolving credit facility. We and certain of our domestic subsidiaries have guaranteed the obligations of Pride Offshore under the credit facilities.

     Proceeds from the term loan and initial borrowings of approximately $95 million under the revolving credit facility were used to refinance amounts outstanding under other credit facilities. Amounts drawn under the new credit facilities bear interest at either LIBOR plus a margin or prime rate plus a margin. The interest rate margins will vary based on our leverage, except that the LIBOR margin for the term loan borrowing is fixed at 1.75%. As of July 7, 2004, the interest rate on the revolving credit facility and the term loan was 3.4%.

     The revolving credit facility will mature in July 2009 and the term loan will mature in July 2011 (with amortization on the term loan of 0.25% per quarter prior to maturity). Pride

2

Offshore may prepay the term loan at any time without penalty. In addition, Pride Offshore is required to prepay the term loan and, in certain cases, the revolving loans with the proceeds from:

•	asset sales or casualty events (with some exceptions);

•	certain extraordinary events such as tax refunds, indemnity payments and pension reversion proceeds, if availability under the new revolving credit facility plus our unrestricted cash is less than $200 million; and

•	future debt issuances not permitted by the credit facilities.

     The new credit facilities are secured by first priority liens on Pride Offshore’s and its domestic subsidiaries’ existing and future rigs, accounts receivable, inventory and related insurance, all of the stock of Pride Offshore and its domestic subsidiaries and 65% of the stock of certain of Pride’s first-tier foreign subsidiaries. The new credit facilities contain a number of negative covenants restricting, among other things, prepayment, redemption or repurchase of our indebtedness; distributions, dividends and repurchases of capital stock and other equity interests; acquisitions and investments; asset sales; capital expenditures; indebtedness; liens and affiliate transactions. The new credit facilities also contain customary events of default, including with respect to a change of control.

3

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Steven D. Oldham
Steven D. Oldham
Vice President — Treasury and Investor Relations

Date: July 12, 2004

4